EXHIBIT 99.01

Letter to Shareholders

Robert S. Silberman

Chairman and Chief Executive Officer

Strayer Education, Inc.

Dear Fellow Shareholder,

In this letter I would like to update you on Strayer Education’s progress over the past year, as well as share with you our plans for 2008. First, however, you will find on page 1 of this annual report an excerpt from my initial letter to shareholders written in 2001. This excerpt describes what our company actually does; how our business model generates both reported net income and distributable cash flow for our shareholders; and finally, our strategy for increasing the value of Strayer Education. Shareholders who are new to Strayer, or those long term shareholders who would like to review our strategy and business model (neither of which has changed since 2001), may wish to read the excerpt on page 1 before reading this letter. Factual updates in the excerpt are italicized and reflect our growth since 2001.

In 2007, we continued to grow our main operating asset, Strayer University. For the second consecutive year we successfully opened eight new campuses, which brought our total number of campuses in operation to 51. Importantly, 31 of those 51 campuses are less than five years old, and in their maximum phase of growth. In 2007, we extended our Strayer University campus footprint into two new states; New Jersey and Kentucky; and into five new markets: Louisville and Lexington, KY; Orlando, FL (two campuses); Knoxville, TN; and Cherry Hill, NJ (two campuses). During the year we also took the opportunity to increase our investment in the Atlanta area, opening our fifth campus in that market.

The almost flawless execution of our new campus openings in 2007 were in large measure due to the efforts of our Vice President of Campus Expansion, Kristin Jones, who was supported by a small and highly dedicated team. Kristin’s few, her happy few, her band of brothers (and sisters) spent a great deal of 2007 on the road, living out of suitcases, helping our newly appointed Campus Deans and Directors set up their new facilities. Her team was instrumental in hiring and training new faculty and staff, as well as welcoming new students to their first classes. Given the very attractive returns on invested capital we enjoy in opening new campuses, (by our calculation in excess of 70% on an unlevered basis), our campus expansion efforts in 2007 created a significant amount of value. Those of us fortunate enough during the year to have been Strayer Education shareholders owe Kristin, and her team, an enormous debt of gratitude for their hard work.

We serve students in geographies in which we do not operate physical campuses through our Global online unit. During 2007 this unit grew by approximately 24%, increasing to nearly 4,000 students for the Fall term. Of course, we make our online courses available to all of our campus based students as well. Indeed, by year end over half of our more than 36,000 Strayer University students had taken some, or all, of their classes online. As I have described in previous letters, we view our online academic offerings as an integral and fully integrated part of Strayer University. We encourage all of our students to take classes in the manner they find most convenient, either at any of our physical campuses, or online. Our challenge as university administrators is to ensure consistently high standards of academic quality in all of our classrooms, be they physical or virtual.

Our investment in new campuses, along with the growth of our existing campuses and our Global online unit, generated a nearly 17% increase in Strayer University’s total student enrollment in 2007. To put that number in perspective, Strayer University had, on average, 4,500 more students enrolled in 2007 than in 2006. Those incremental 4,500 students alone are the size of many small colleges and universities.

Since we expect to continue to expand our University, it is incumbent upon us to ensure that our growth does not impede our ability to meet the educational needs of every individual student. The most important means of achieving that result is through leadership. Therefore, we had the pleasure of announcing in 2007, that after a thorough search, Strayer University’s Board of Trustees named Dr. Sondra Stallard as our 13th President. Dr. Stallard comes to us from the University of Virginia (UVA), where she earned her Ph.D. in Education. She has over 30 years of teaching and administrative experience at UVA, including stints at the undergraduate college, the Curry Graduate School of Education, and the Darden Graduate School of Business Administration. She is a recognized expert on the education of the working adult and nontraditional student, and spent the last 10 years as UVA’s Dean of The School of Continuing and Professional Studies.

That our primary focus at Strayer University is the quality of our academics should come as no surprise to habitual readers of this letter. I have written in the past about Strayer University’s three overarching values: educational access, academic rigor, and student success. The first two values are somewhat self explanatory. But one might ask: what exactly is student success? Quite simply, we expect every graduate of Strayer University, without regard to program or degree, to know how to do the following:

•	Think Critically: The graduate must be able to analyze, evaluate, and construct arguments based on their merits.
•	Reason Analytically: The graduate must be able to identify, evaluate, and solve problems using quantitative and qualitative information.
•	Communicate Clearly: The graduate must be able to understand, compare, and present ideas in the English language in both oral and written formats.
•	Behave Ethically: The graduate must be able to make informed professional decisions, grounded in a set of principles.

We call these objectives our University Learning Outcomes. Each of our degrees (Masters, Bachelors, and Associates); each of our program areas (Business Administration, Computer Science, Economics, Accounting, Public Administration, Health Services Administration, and Education); and indeed each of our courses1, all have specific and mutually supporting learning outcomes which a student must master in order to succeed.

As an open access University, we are committed to supporting those students who have earned a valid high school degree, but still do not possess the required skills in Math and English to succeed at the college level. For several years Strayer University has provided free unlimited tutoring, as well as remedial courses in Math and English to help students develop these necessary skills. However, in 2007 we took our educational support functions a step further, and required a mandatory pre-enrollment diagnostic test for incoming students to determine their capability of mastering college level work. Those students who show deficiencies in Math and English are automatically placed by their campus deans into remedial classes.

I must admit I was unsure about the potential impact of this initiative on our student enrollment, as our remedial classes do not carry college level credit. Therefore, students who score below a certain level on the diagnostic test are

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[1]	Our courses are too numerous to mention individually in this letter, but please see our 2008 course catalog, available on the Strayer University Web site www.strayer.edu, for a full listing.

required to take more courses, and consequently pay more tuition, to complete their Bachelor degrees. However, I was pleasantly surprised during the year when the implementation of this program seemed to have no deleterious impact on our new student enrollment (which increased nearly 17%), while it clearly helped improve our overall student satisfaction and retention rates (which increased approximately 200 basis points).

The success of this program reconfirms our strongly held belief that real academic rigor in an open access University is not only possible, but is actually commercially preferable. We believe there is a large, underserved market of working adults seeking a post-secondary education. More importantly, we also believe that these working adults do not want to be merely given a college degree. Instead, they want to earn their college degrees through real academic achievement.

In 2007, we were delighted to accept the invitation of Burlington Community College in Willingboro, NJ to co-locate a Strayer University campus within its facility. We currently have articulation agreements with more than 100 individual community colleges, in which we agree to automatically matriculate graduates of the community college’s two year Associates program into the third year of Strayer University’s Bachelor program. We also have articulation agreements with five statewide community college systems: Virginia, North Carolina, Florida, Kentucky, and Indiana.

We do not think of community colleges as competitors, but rather as important partners in our national expansion strategy. The economic need for working adults to earn a four year Bachelor degree is well established. Regionally accredited, open access, two year community colleges provide a crucial opportunity for working adults with little or no college credit to first attempt returning to school. Those students who earn their associates degree at a community college and then enroll at Strayer University show higher than average retention and graduation rates, and lower than average academic failure and financial default rates. We believe two year community colleges can help to attract more working adults back into post-secondary education, and then filter out those who lack the aptitude or the commitment to complete a legitimate, academically rigorous, program. The students who graduate from community colleges are, quite simply, the students Strayer University can add the most value to, at the lowest cost; i.e. those students who are right in our sweet spot as a business.

In last year’s letter to shareholders I described the completion of Strayer University’s academic self study and our decision to submit that self study for peer review by our regional accrediting body, the Middle States Commission on Higher Education (Middle States). I am pleased to report that in 2007 Middle States not only completed its review of our self study, but also used that self study as the basis to reaffirm Strayer University’s accreditation for a full 10 year period (until 2017), without restrictions or conditions. Middle States’ decision eliminates the need for an accreditation review which had been previously scheduled for 2010. Our accreditor’s confidence in Strayer University’s high standards of academic quality is a tribute to our Senior Vice President of Academic Affairs, Randi Reich Cosentino; our Provost and Chief Academic Officer, Dr. Joel Nwagbaraocha, and all our Deans and faculty who give so much of themselves to educate our working adult students.

In 2007 we completed the refurbishment of the last three of the 14 campuses which were in operation when present management assumed the stewardship of Strayer University in 2001. We have invested over $15 million during the last four years bringing those original campuses up to our standards. As part of its refurbishment, we took the opportunity to sell and lease back our Loudoun, VA campus facility under very favorable financial terms. We now own only five of our 51 campuses, preferring not to tie up our owners’ capital in real estate under the market conditions which have existed from 2001 through 2007. Of course, as generators of surplus capital, we would rethink this preference should there be a major adjustment to real estate values in the future.

We also in 2007 expanded our leases at two existing campuses in the Raleigh and Charlotte, NC markets, as our student enrollment at those campuses had outgrown the original lease square footage. While we have completed our campus refurbishment program, I believe our capital expenditures will remain approximately 5% of our revenue over the next several years, as we continue to invest in our Global online facilities and the upkeep of our rapidly expanding campus network. We firmly believe that investments which allow us to serve more students, and make those students’ academic experiences more fulsome and rewarding, are investments which will generate the highest returns on our owners’ capital.

It is therefore good news that in 2008 we plan to slightly increase our rate of unit expansion to nine campus openings, versus the eight we accomplished in each of the last two years. While our preference is to put our owners’ capital to work as quickly as possible in opening new campus locations, we believe we can only ensure consistent academic quality across a widening geographic network by staffing those new campuses with leadership selected exclusively from within our own organization. Therefore, the governing factor on our rate of expansion is neither market opportunity, nor financial capital (we enjoy an ample surplus of both); and it is certainly not a concern about the negative short term impact on profitability of opening more new units (we have shown our willingness to ignore this in the past). Our rate of expansion in the future will only be limited by our success at broadening and deepening our management development pipeline. Opening nine units on a base of 51 (nearly a 20% rate of growth) is no slight achievement, but our focus will be to continue to strive to accelerate this important metric.

The first four of our 2008 new campuses will be located in markets in which we already have an existing Strayer University presence, including a third campus each in the Charlotte, NC; Raleigh, NC; and Orlando, FL markets; and a sixth campus in the Atlanta, GA metropolitan area. The remaining five 2008 campuses will be opened during the second half of the year, most likely in new geographic markets for Strayer University.

On the academic front, we have a number of important initiatives for 2008. We expect to finish a redesign of our MBA degree, which should be available for students matriculating in the Fall term of 2008. We will next turn our attention to our Arts and Sciences curricula, which will be due for its triennial review. We intend to pay particular attention to the success (or lack thereof) of our new remedial Math and English courses, to determine if they are truly having the positive impact on our students’ learning outcomes which we expect.

While one could never accuse us of being particularly aggressive developers of new academic programs (we have been teaching Business Administration, Accounting, and some kind of workplace technology since our founding in 1892), we do occasionally respond to student demand by offering new programs which are closely related to our core competencies in professional management. In 2004 we began offering Masters degrees in three new areas: Public Administration, Health Services Administration, and Education. In 2007, our enrollment in these programs grew to over 2,700 students. More importantly, we have now awarded nearly 1,000 Masters degrees in these programs since 2005.

In 2008 we will begin development of a new undergraduate curricula: Criminal Justice. We are fortunate to already have many faculty members and Deans on our staff who have experience teaching in this area. There seems to be strong student demand for these courses, so we are hopeful we can have a successful start of Criminal Justice classes in early 2009.

Additionally, in 2008 we are initiating a major effort to upgrade our online curricula. Under the guidance of our Vice President of Online Academics, Sheena Bhasin, our intent is to combine the best available technology and programming expertise to develop a “next generation online course.” We have already constructed two prototypes for our Economics 100 and Accounting 100 courses, with both being taught online in our Winter 2008 academic term. Based on the feedback from those courses, we plan to begin revamping our entire online curricula over a multiyear period.

Our successes in 2007, as well as the execution of our ambitious plans for 2008, would not be possible without the able leadership of our President and Chief Operating Officer, Karl McDonnell, along with our entire senior management team: Executive Vice President and Chief Financial Officer Mark Brown, Executive Vice President and Chief Administrative Officer Lysa Hlavinka, Senior Vice President and General Counsel Greg Ferenbach, and Senior Vice President for Corporate Communications Sonya Udler. We shareholders are fortunate to have this dedicated group of executives running our business. I, however, am the most fortunate of all shareholders, for not only do I receive a proportionate share in the increase in equity value which this leadership team is creating, I also receive a disproportionate share of the credit for their success.

During 2007 our company generated $66 million in owner’s distributable operating cash flow (which I define as that cash generated from the operations of the business which is available to distribute to owners after all necessary investments in the growth and maintenance of the business). This cash flow, of course, compares quite favorably to our reported net income of $65 million, particularly after funding a nearly 20% increase in our capital plant, and shows that our company, executing this business model, continues to be a very efficient generator of cash. In addition to this distributable cash from operations, owners also benefited from three other inflows of cash during the year: the aforementioned Loudoun, VA campus building sale ($6 million), proceeds from executives’ exercise of stock options ($15 million), and the resultant favorable tax treatment of those exercises ($13 million).

We used the combined $100 million of investable cash as follows: we paid an annual common dividend of $1.25 per share ($19 million) and we repurchased 260,000 shares of our common stock at an average price of $146.15 ($38 million). We invested the remaining $43 million in a tax exempt money market fund which increased our cash, cash equivalents, and marketable securities on our balance sheet at year end to $171 million (from $128 million the year before), with no debt. Given what the Board of Directors and I feel is a rather predictable increase in cash flow generation as we execute our business plan in 2008, we declared at year end 2007 a special dividend of $2.00 per share, which was paid in early 2008 and the effect of which will be evident on our March 31, 2008 balance sheet. We also increased our annual common dividend for 2008 by 20% to $1.50 per share, and increased our share repurchase authorization in 2008 to $100 million.

Over the last several years, the amount of cash we return to owners each year, either through dividends or share repurchases, has increased at a faster rate than our growth in net income or distributable cash flow, even after accelerating our rate of investment in our organic growth strategy. We expect this condition to continue because we have built up sufficient cash balances to sustain an even faster rate of growth of our business in the future, and consequently our need for cash in the business will not grow at the same rate as the expansion of the business.

We use three different methods to return truly excess (i.e. excess to all our growth opportunities in the business) cash to owners. We pay a common dividend because we believe that as long as we are committed to this highly cash efficient and profitable organic expansion strategy, it is appropriate to make a periodic and predictable return of capital to owners. I am often informed that our dividend yield is not particularly high (it averaged slightly less than 1.0% in 2007). However, my response is that we do not control the yield, we control the payout ratio (it was a healthy 30% in 2007); the market, of course, controls the yield by setting the price of the stock.

Excess cash above our common dividend we occasionally use to repurchase shares of our stock, but we only do so at prices we believe to be a significant discount to the intrinsic value of our stock. We limit ourselves this way because when we repurchase shares of our company’s stock, we are increasing the ownership stake in the business of the remaining shareholders. Of course, our shareholders could accomplish this same result (in a slightly less tax efficient manner) if we merely dividended all excess cash, and then let them decide whether to purchase more shares of Strayer in the open market, or diversify by deploying their capital elsewhere. Since by repurchasing shares we are making that decision for our owners, and taking their option to diversify away, we feel we should only do so at a significant discount to intrinsic value.

Now I would be the first to admit that defining intrinsic value for any particular security lacks mathematical and scientific precision. However, as shareholders you can rest assured that your Board of Directors consistently engages in a thorough review of the calculation of Strayer Education’s intrinsic value, as well as our definition of “significant discount.” Suffice it to say that, as a Board, we have tremendous confidence in our business model, and in the capability of the management team executing it.

Sometimes, however, as was the case in 2007, this business generates so much excess cash that it makes sense to distribute it to owners not just by an increased common dividend and a healthy share repurchase, but also with a special dividend. Hopefully, that will be a problem we will continue to wrestle with in the future.

At the beginning of the Winter term 2008, Strayer University welcomed 10 very special students into our Masters of Public Administration program. Those students, who are attending Strayer on full scholarship, all are members of the Civil Service of the Republic of Liberia. Many of you may remember that our former University President, Dr. J. Chris Toe, is now the Minister of Agriculture of Liberia. It turns out that the former Minister of Finance of that country, John Bestman, also has a connection to Strayer University, having earned an MBA degree while he was working at the World Bank Headquarters in Washington, DC. Perhaps because she is surrounded by Strayer University graduates and faculty members in her cabinet meetings, Liberia’s President, Dr. Ellen Johnson Sirleaf (Africa’s first democratically elected female head of state) contacted me in 2007 and asked if we would consider providing scholarships to 10 of her most promising civil servants each year to earn graduate degrees. She stated that the key to her plan of returning Liberia to a prosperous country after years of despotic rule was the education of the nation’s workforce, starting with her own government. We, of course, were delighted to comply with her request, and are deeply honored by the confidence she has placed in us.

In 2007 Strayer University graduated nearly 7,000 students at seven different commencement ceremonies during the year. We have reprinted photos of those ceremonies throughout this annual report for those shareholders who were unable to attend any of our graduations in person. The University awarded its 2007 Alumnus of the Year Award to General Robert Magnus, the Assistant Commandant of the United States Marine Corps. General Magnus is a distinguished Four Star General, and is the second highest ranking officer in the Marine Corps. He earned his MBA from Strayer University in 1993. General

Magnus spoke at one of our commencements about how important education had been to his career, and how, were it not for the presence of Strayer University, he would not have been able to complete his graduate degree.

Needless to say, we are extremely proud of our track record of over 100 years of providing working adults with access to high quality, post secondary education. It is what we do, and it is all that we do. Strayer University Alumni include high ranking military officers, government officials, corporate executives, and leaders of not for profit organizations. On pages 9 and 10 of this annual report you will find comments from a small cross section of our recent graduates. While their backgrounds are different, they all shared a common aspiration to improve their lives through education, and the dedication and perseverance to accomplish that aspiration at Strayer University.

Finally, on behalf of our Board of Directors and our entire management team, I would like to thank you, once again, for the opportunity to be the stewards of your capital. I look forward to seeing all of you at our 2008 annual meeting of shareholders, to be held at 8:30 am on April 29 at our corporate headquarters in Arlington, VA. As always, Sonya is available to arrange visits to one of our many nearby campuses for any of our shareholders who wish to see the fruits of their investments. Our ability to serve working adults from all walks of life, preparing them to succeed not just academically, but as leaders in their families, their organizations, their professions, and their communities, is what ultimately makes being associated with this institution so fulfilling. I urge all of you to visit one of our campuses, or better yet attend one of our 2008 graduation ceremonies, to share with us that sense of fulfillment. It is a rare enterprise in which your financial investment can do so well, and simultaneously do so much good.

Very truly yours,
Robert S. Silberman
Chairman of the Board of Directors, and Chief Executive Officer